Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective this 26th day of _October__ 2010 (the “Effective Date”), between Ossen Innovation Co. Ltd., a British Virgin Islands company with its principal place of business located at 518 Shangcheng Road, Floor 17, Shanghai, 200120, People’s Republic of China (the “Company”), and Yilun Jin,(the “Executive”).

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer, and Executive desires to accept such employment on terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and the Executive agree as follows:

1.           TERM.  The Company offers to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and subject to the conditions of this Agreement commencing on the Effective Date and terminating on the first anniversary of the Effective Date (the “Term”), unless terminated prior thereto in accordance with the provisions of Section 10 herein.  The Term shall be automatically renewed for successive one (1) year terms, unless either party gives the other party written notice of its intention not to renew the Agreement no later than 90 days prior to the expiration of the then current term.  A determination by the Company not to renew this Agreement without “Cause” shall be deemed a termination of employment for purposes of Section 10(d) herein and the terms thereof shall apply.

2.           POSITION AND DUTIES.  Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement.  Executive shall serve as the Chief Financial Officer of the Company and shall report to the Board of Directors of the Company (the “Board of Directors”).  Throughout the Term, Executive shall faithfully and diligently perform Executive’s duties in conformity with the directions of the Company and serve the Company to the best of Executive’s ability.  Executive shall devote his full business time and best efforts to the business and affairs of the Company.  In his capacity as the Chief Financial Officer of the Company, Executive shall have such duties and responsibilities as may be prescribed by the Board of Directors.

3.           BUSINESS OPPORTUNITIES.  The Executive covenants and agrees that for so long as he is employed by the Company, the Executive shall inform the Company of each and every business opportunity related to the business of the Company of which the Executive becomes aware, and that the Executive will not, directly or indirectly, exploit any such opportunity for the Executive’s own account, nor will the Executive render any services to any other person or business, acquire any interest of any type in any other business or engage in any activities that conflict with the Company’s best interests or which is in competition with the Company.  The Executive affirms that no obligation exists between the Executive and any other entity which would prevent or impede the Executive’s immediate and full performance of every obligation of this Agreement.

4.           HOURS OF WORK.  The Executive’s normal days and hours of work shall coincide with the Company’s regular business hours.  The nature of the Executive’s employment with the Company requires flexibility in the days and hours that the Executive must work, and may necessitate that the Executive work on other or additional days and hours.  The Company reserves the right to require the Executive, and the Executive agrees, to work during other or further days or hours than the Company’s normal business hours.

5.           LOCATION.  The location of the Executive’s employment with Company shall primarily be Shanghai.

6.           BASE SALARY; BONUS.

a.           In consideration of the Executive’s services under this Agreement, the Company shall pay or cause to pay, and the Executive agrees to accept, during the one year period following the Effective Date (the “First Year”), a monthly base salary of RMB41,667 (approximately USD6,118), less all applicable taxes and other appropriate deductions, paid on the last day of each calendar month.  Following the First Year, the Executive’s base salary shall be reviewed annually by the Board of Directors of the Company.  The decision to increase or decrease the Executive’s base salary and the amount of any such increase or decrease are within the sole discretion of the Company’s Compensation Committee and the Board of Directors.

b.           At the end of each year, the Compensation Committee and the Board of Directors shall evaluate the Executive’s performance for the prior year and determine whether or not to grant the Executive an annual cash bonus.  The decision whether or not to grant the Executive’s annual cash bonus, and the amount of any such bonus, are within the sole discretion of the Company’s Compensation Committee and the Board of Directors.

7.           STOCK OPTIONS.

During the Executive’s continued performance of his duties and responsibilities hereunder, and subject to the provisions in Section 9 herein, the Company shall award the Executive on the Effective Date stock options to purchase 150,000 shares of the Company’s common stock at the exercise price to be determined by the 10-day volume weighted average price (“VWAP”) per share calculated from the date of the Company’s initial public offering in the United States. The Executive may exercise, in the way of cashless exercise, 50,000 options on the Effective Date and 50,000 options on each of the first two anniversaries following the Effective Date. The Stock Options will expire in ten years from the Effective Date.

8.           REIMBURSEMENT OF EXPENSES; VACTION; INSURANCE.

a.           During the Term, in accordance with the Company’s expense reimbursement policy, the Executive shall be entitled to reimbursement for reasonable expenses (including, without limitation, reasonable travel expenses) paid or incurred by him, in connection with and related to the performance of his duties and responsibilities hereunder for the Company.  All requests by Executive for reimbursement for such expenses must be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may from time to time require, evidencing that the Executive, in fact, incurred or paid said expenses.

b.           The Executive shall be entitled to an annual paid vacation for four weeks per calendar year (as prorated for partial years), such vacations to be taken at such time or times as mutually agreed upon by the Company and the Executive.  The carry-over of vacation days shall be in accordance with the Company’s policy applicable to senior executives from time to time in effect.

c.           During his employment pursuant to this Agreement, the Executive shall be entitled to participate in all employee benefit plans and programs to the same extent generally available to similarly situated employees of the Company, in accordance with the terms of such plans and programs, including but not limited to, pension, unemployment and health benefits, and other benefits as required by local laws and regulations of the People’s Republic of China.

9.           TERMINATION.

a.           DEATH OR RESIGNATION.  If the Executive dies or resigns during the Term, this Agreement shall automatically terminate on the date of the Executive’s death or resignation and, following the date of the Executive’s death or resignation, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits specified in Sections 6, 7 and 8 herein thereafter, except for the obligation to pay the Executive (i) any earned but unpaid base salary and other benefits through the Executive’s date of death or resignation, (ii) for any unused accrued and unforfeited vacation, and (iii) subject to Section 8 herein, for any unreimbursed business expenses incurred by the Executive prior to his death or resignation.

b.           DISABILITY.  At any time during the Term, the Company may terminate this Agreement and the Executive’s employment with the Company because of the Executive’s “Disability,” by written notice to the Executive.  For purposes of this Agreement, “Disability” shall mean, if at the end of any calendar month during the Term, the Executive, as a result of mental or physical illness or injury, is or has been unable to perform his duties under this Agreement, with or without reasonable accommodation, for a period of 90 consecutive days.  If this Agreement is terminated because of the Executive’s “Disability,” the Company shall have no further obligations or liability to the Executive or his heirs, administrators or Executors with respect to compensation and benefits specified in Sections 6, 7 and 8 herein thereafter, except for the obligation to pay the Executive (i) any earned but unpaid base salary through the date of termination for “Disability,” at the rate then in effect, and other benefits (ii) for any unused accrued and unforfeited vacation, and (iii) subject to Section 8 herein, for any unreimbursed business expenses incurred by the Executive prior to his last date of employment with the Company.  The Company shall deduct, from all payments made hereunder, all applicable taxes and other appropriate deductions.

c.           TERMINATION FOR “CAUSE.”  At any time during the Term, the Company may terminate this Agreement and the Executive’s employment with the Company, at any time, for “Cause.” For purposes of this Agreement, “Cause” shall mean any of the following: (i) the neglect or failure or refusal of Executive to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), as determined by the Board of Directors or the Compensation Committee in their sole discretion; (ii) the engaging by Executive in gross negligence or misconduct which is injurious to the Company or any of its affiliates, monetarily or otherwise; (iii) perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof; (iv) any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or any of its affiliates or Executive’s reputation or business relationships; (v) Executive’s material failure to comply with, and/or a material violation by Executive of, the internal policies of the Company or any of its affiliates and/or procedures or any laws or regulations applicable to Executive’s conduct as an employee of the Company; (vi) Executive’s conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude; (vii) the breach of a covenant set forth in Sections 10, 11 or 12 herein; or (viii) any other material breach by Executive of this Agreement; provided, however, that, if susceptible of cure, a termination by the Company under Sections 9(c)(i), 10(c)(v) or 10(c)(viii) herein shall be effective only if, within 14 days following delivery of a written notice by the Company to Executive that the Company is terminating his employment for Cause, Executive has failed to cure the circumstances giving rise to Cause.  If this Agreement and the Executive’s employment is terminated for “Cause,” following the Executive’s last date of employment with the Company, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or Executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive (i) any earned but unpaid base salary through the Executive’s last date of employment, at the rate then in effect, (ii) for any unused accrued and unforfeited vacation, and (iii) subject to Section 8 herein, for any unreimbursed business expenses incurred by the Executive prior to the last date of employment with the Company.  The Company shall deduct, from all payments made hereunder, all applicable taxes and other appropriate deductions.

d.           TERMINATION WITHOUT CAUSE.  The Company may terminate Executive’s employment hereunder at any time for any reason or no reason by giving Executive ninety (90) days prior written notice of the termination, provided that in the event that the Company terminates Executive’s employment without “Cause,” the Executive shall not be subject to the covenants listed in Section 13 herein.  Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company.  If this Agreement and the Executive’s employment with the Company is terminated without “Cause,” following the Executive’s last date of employment with the Company, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive (i) any earned but unpaid base salary through the Executive’s last date of employment, at the rate then in effect, (ii) for any unused accrued and unforfeited vacation, and (iii) subject to Section 8 herein, for any unreimbursed business expenses incurred by the Executive prior to his last date of employment with the Company.  The Company shall deduct, from all payments made hereunder, all applicable taxes and other appropriate deductions.

10.         PROPRIETARY INFORMATION.

a.           Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates.  Executive covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law.  Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to:  (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any Inventions (as defined in Section 11 herein) covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing.  Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information.  The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

b.           Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company.  Upon termination of employment for any reason or upon request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records.  For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any proprietary information.  All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

c.           The Executive affirms that he did not and does not possess, and has not relied and will not rely upon the protected trade secrets or confidential or proprietary information of the Executive’s prior employer(s) in providing services to the Company.

11.         OWNERSHIP AND ASSIGNMENT OF INVENTIONS.

a.           The Executive acknowledges that, in connection with his duties and responsibilities relating to his employment with the Company, the Executive and/or other employees of the Company working with the Executive, without the Executive or under the Executive’s supervision, may have created, conceived of, made, prepared, worked on or contributed to, and/or may create, conceive of, make, prepare, work on or contribute to, the creation of, or may have been or may be asked by the Company and/or its affiliates or customers to create, conceive of, make, prepare, work on or contribute to the creation of, without limitation, lists, business diaries, business address books, documentation, ideas, concepts, inventions, designs, works of authorship, computer programs, audio/visual works, developments, proposals, works for hire or other materials (“Inventions”).  To the extent that any such Inventions related or relate to any actual or reasonably anticipated business of the Company or any of its affiliates or customers, or falls within, is suggested by or results from any tasks assigned to the Executive for or on behalf of the Company or any of its affiliates or customers, the Executive expressly acknowledges that all of his activities and efforts relating to any Inventions, whether or not performed during the Executive’s or the Company’s regular business hours, are within the scope of the Executive’s employment with the Company and that the Company owns all right, title and interest in and to all Inventions, including, to the extent that they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all Inventions.  The Executive also acknowledges and agrees that the Company owns and is entitled to sole ownership of all rights and proceeds to all Inventions.

b.           The Executive expressly acknowledges and agrees to assign to the Company, and hereby assigns to the Company, all of the Executive’s right, title and interest in and to all Inventions, including, to the extent they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all Inventions.

c.           In connection with all Inventions, the Executive agrees to disclose any Invention promptly to the Company and to no other person or entity.  The Executive further agrees to execute promptly, at the Company’s request, specific written assignments of the Executive’s right, title and interest in any Inventions, and do anything else reasonably necessary to enable the Company to secure or obtain a copyright, patent, trademark or other form of protection in or for any Invention in the United States or other countries.  The Executive further agrees that the Company is not required to designate the Executive as an author of or contributor to any Invention or to secure the Executive’s permission to change or otherwise alter any Invention.

d.           The Executive acknowledges that all rights, waivers, releases and/or assignments granted herein and made by the Executive are freely assignable by the Company and are made for the benefit of the Company and its affiliates, subsidiaries, licensees, successors and assigns.

e.           The Executive agrees to waive, and hereby does waive, for the benefit of all persons, any and all right, title and interest in the nature of “moral rights” or “droit moral” granted to the Executive in any country in the world.

12.         NON-COMPETITION AND NON-SOLICITATION.  Because of the nature of the Company’s business, and because, as a result of his employment with the Company, the Executive has been and will continue to be exposed to proprietary information, the Executive acknowledges that the Company would sustain grievous harm in the event that he were to disclose proprietary information, engage in business activities that compete with the Business, appropriate or divert business or customers of the Company or its affiliates and/or induce employees or consultants of the Company or its affiliates to leave the employment of the Company or its affiliates.  The Executive acknowledges that the Company has a legitimate business interest in protecting itself from the aforementioned harm and in the protection and maintenance of the proprietary information and of the good will and customer relationships of the Company and its affiliates.  Therefore, the Executive hereby agrees and covenants to be bound by the non-competition and non-solicitation restrictions set forth herein below, which restrictions the Executive agrees and acknowledges are reasonable and necessary and do not impose undue hardship or burdens on the Executive.

a.           The Executive agrees that, during his employment with the Company and for a period of six (6) months following the termination of his employment with the Company, he and his affiliates shall not directly or indirectly own, manage, operate, control, be employed by, consult for,  be an officer of, participate in, contract with or be connected in any capacity or any manner with any person or entity whose business activities directly or indirectly (whether through related persons, entities or otherwise) compete with the Company anywhere, including but not limited to, the People’s Republic of China and the United States, in which the Company or its affiliates conducts its business; provided, however, that the Executive shall not be prevented from owning an interest in a publicly traded company so long as the fair market value of such interest at the date of acquisition is less than US$1,000,000.

b.           The Executive agrees that during the period of his employment with the Company and for a period of six (6) months following the termination of his employment with the Company, for any reason, he will not, anywhere, including but not limited to, the People’s Republic of China and the United States, in which the Company or its affiliates conducts its business, directly or indirectly recruit, induce, divert, supervise, employ, manage, hire or entice, or cause to be recruited, induced, diverted, supervised, employed, managed, hired or enticed, any employee, consultant or independent contractor of the Company or its affiliates to leave or terminate the employment or other relationship thereof, for any reason.

c.           The Executive agrees that during the period of his employment with the Company and for a period of six (6) months following the termination of his employment with the Company, he will not, anywhere, including but not limited to, the People’s Republic of China and the United States, in which the Company or its affiliates conducts its business, directly or indirectly appropriate, call on, induce, divert or solicit, or assist another to appropriate, call on, induce, divert or solicit any actual or potential business or customer away from the Company or its affiliates, or attempt to do any of the foregoing, or otherwise induce or attempt to induce any actual or potential business or customer of the Company or its affiliates, to terminate or adversely modify its relationship with the Company or its affiliates, or to enter into a relationship with or conduct business with the Company or its affiliates, which actual or potential business or customer the Executive was involved with or had a relationship with or whose identity became known to the Executive in connection with the Executive’s employment with the Company.

d.           If any of the restrictive covenants set forth in Sections 12(a), (b) and (c) herein is held to be invalid, illegal or unenforceable (in whole or in part), such restrictive covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and a court of competent jurisdiction shall have the power to modify, any such restrictive covenant to the extent necessary to render such provision enforceable, and the remaining restrictive covenant shall not be affected thereby.

e.           In the event of a violation of any of the restrictive covenants set forth in Sections 12(a), (b) and (c) herein, if the Executive is prevented by a court, arbitrator or other judicial body from committing any further violation, whether by a temporary restraining order, injunction or otherwise, the time periods set forth in Sections 12(a), (b) and (c) herein shall be computed by commencing the periods on the date of the order of such court, arbitrator or other judicial body and continuing from that date for the full period provided.

f.           The Executive shall have the right to request a waiver of all or part of the restrictive covenants contained in Sections 12(a), (b) and (c) herein by providing the Board of Directors or the Compensation Committee with a written request for such waiver that contains all relevant details.  The Board of Directors or the Compensation Committee may, in its sole discretion, waive all or part of the restrictive covenants contained in Sections 12(a), (b) and (c) herein on such terms and conditions, and to such extent, as it, in its sole discretion, deems appropriate.  Such waiver must be in writing.

g.           The parties acknowledge that this Agreement would not have been entered into, that the benefits described in Sections 6, 7 and 8 herein would not have been promised to the Executive by the Company, in the absence of the Executive’s covenants and promises set forth in Sections 12(a), (b) and (c) herein.

13.         DISPUTE RESOLUTION.  The Executive and the Company agree that any dispute or claim, whether based on contract, tort, discrimination, retaliation, or otherwise, relating to, arising from, or connected in any manner with this Agreement or with the Executive’s employment with Company shall be resolved exclusively through final and binding arbitration under the auspices of the Hong Kong Chamber of Commerce (“HKCC”) in accordance with the commercial arbitration rules and supplementary procedures for international commercial arbitration of the HKCC.  The arbitration shall be held in Hong Kong.  There shall be three arbitrators: one arbitrator shall be chosen by each party to the dispute and those two arbitrators shall choose the third arbitrator.  Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other party in connection with the arbitration proceedings.  Arbitration shall be the sole, binding, exclusive and final remedy for resolving any dispute between the parties.  The arbitrators shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to them.  The arbitrators may grant any relief authorized by law for any properly established claim.  The interpretation and enforceability of this Section 14 shall be governed and construed in accordance with the United States Federal Arbitration Act, 9 U.S.C. §§1, et seq.  More specifically, the parties agree to submit to binding arbitration any claims for unpaid wages or benefits, or for alleged discrimination, harassment, or retaliation, arising under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Executive Retirement Income Security Act, the Civil Rights of 1991, the Family and Medical Leave Act, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, COBRA, and any other federal, state, or local law, regulation, or ordinance, and any common law claims, claims for breach of contract, or claims for declaratory relief.  The Executive acknowledges that the purpose and effect of this Section 13 is solely to elect private arbitration in lieu of any judicial proceeding he might otherwise have available to him in the event of an employment-related dispute between him and the Company.  Therefore, the Executive hereby waives his right to have any such employment-related dispute heard by a court or jury, as the case may be, and agrees that his exclusive procedure to redress any employment-related claims will be arbitration.

14.        MISCELLANEOUS.

a.           Telephones, stationery, postage, e-mail, the internet and other resources made available to the Executive by the Company, are solely for the furtherance of the Company’s business.

b.           All issues concerning, relating to or arising out of this Agreement and from the Executive’s employment by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to that State’s principles of conflicts of law.

c.           The Executive and the Company agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent.  Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

d.           The Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Executive, for the Executive’s threatened or actual breach of Sections 10, 11 or 12 herein, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of Sections 10, 11 or 12 herein.  The Executive and the Company agree that any pursuit of equitable relief in respect of Sections 10, 11 or 12 herein shall have no effect whatsoever regarding the continued viability and enforceability of Section 13 herein.

e.           Any waiver or inaction by the Company for any breach of this Agreement shall not be deemed a waiver of any subsequent breach of this Agreement.

f.           The Executive and the Company independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary.  The Executive affirms that he fully understands this Agreement’s meaning and legally binding effect.  Each party has participated fully and equally in the negotiation and drafting of this Agreement.  Each party assumes the risk of any misrepresentation or mistaken understanding or belief relied upon by his or it in entering into this Agreement.

g.           The Company and the Executive agree that the Executive’s obligations to the Company during the Executive’s employment with the Company, as well as any other obligation of the Executive under this Agreement, may be assigned to any successor in interest to the Company or any division or affiliate of the Company in its sole discretion and without additional consideration or prior notice to the Executive, but that nothing requires the Company to do so.  The Executive’s obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity.

h.           The Company and the Executive acknowledge and agree that future alterations to the Executive’s work hours, working title, management or supervisory responsibilities, number of subordinate employees, sales or promotional budgets, reporting relationships within the Company or with businesses affiliated with the Company, management responsibilities or duties, or similar changes or alterations may occur periodically during the Executive’s employment with the Company.  The Company and the Executive agree that the Company, in its sole discretion, may implement such alterations or adjustments for any or no reason and that any such action shall not constitute a breach of this Agreement so long as the Company continues to perform its remaining obligations as provided by this Agreement.

i.           This instrument constitutes the entire Agreement between the parties regarding its subject matter.  When signed by all parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement.  In any future construction of this Agreement, this Agreement should be given its plain meaning.  This Agreement may be amended only by a writing signed by the Company and the Executive.

j.           Notwithstanding the termination of this Agreement and of the Executive’s employment with the Company for any reason, Sections 10, 11 or 12 herein shall continue in full force and effect in accordance with their terms following such termination.

k.           This Agreement may be executed in counterparts, a counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement.  The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement.  This Agreement contains headings for ease of reference.  The headings have no independent meaning.

THE EXECUTIVE STATES THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND THAT HE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION THEREOF.  THIS AGREEMENT IS EFFECTIVE UPON THE EXECUTION OF THIS AGREEMENT BY BOTH PARTIES.

[Signature page follows]

IN WITNESS WEREOF, the Company has caused this Agreement to be duly executed on its behalf by an individual thereunto duly authorized and Executive has duly executed this Agreement, each as of the date and year first written above.

OSSEN INNOVATION CO. LTD.

Name:	Yilun Jin	By:

		Name:	Wei Hua
		Title:	Chief Executive Officer